UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 21, 2007 _______________________________

SAN JOAQUIN BANCORP ___________________________________________________________ (Exact name of registrant as specified in charter)

California ________________________________	000-52165 ________________________________	20-5002515 ________________________________
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
___________________________________________________________
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
___________________________________________________________
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March, 21, 2007, Elvin G. Berchtold, a director of San Joaquin Bank (“Bank”) since it was founded in 1980 and a director of San Joaquin Bancorp (“Company”) since 2006, indicated to the Board of Directors that he intended to retire as a director and tendered his resignation, effective as of April 19, 2007. Mr. Berchtold’s retirement and resignation was not due to any disagreement with the Company, known to an executive officer of the Company, on any matter relating to its operations, policies or practices.

On March 21, 2007, the Board of Directors adopted a resolution to reduce the number of directors from ten to nine, effective April 19, 2007.

(e) On March 21, 2006, based upon the recommendation of the Company’s Audit Committee, the Board of Directors approved a purchase agreement between the Company and a related person, John Ivy, the Chief Credit Officer of the Bank. The transaction was reviewed and approved pursuant to the Company’s Related Person Transaction Policy. On March 22, 2007, the Company entered into the purchase agreement which provides that the Company will purchase from Mr. Ivy, his residence located in Rockwall, Texas. The purchase price of the property is equal to the fair market value of $381,000, as determined by an independent appraiser. The Company will also pay the closing costs associated with the transaction.

John Ivy is a Named Executive Officer in the Company’s proxy statement in connection with the Company’s 2007 Annual Meeting of Shareholders to be held on May 23, 2007.

The purchase of the property is a one-time transaction undertaken to assist on a family relocation matter and for internal operations purposes. The Company intends to list the property for $375,000 and to promptly sell the property subject to local market conditions. Any gain or loss associated with the sale of the property will be for the account of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By: /s/ Stephen M. Annis ______________________________ Stephen M. Annis Executive Vice President and Chief Financial Officer Date: March 26, 2007